SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                           FORM 8-K

                       CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported)
                            April 16, 1998

                       OHSL FINANCIAL CORP.

       (Exact name of Registrant as specified in its Charter)

Delaware                      0-20886            31-1362390
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)      Identification
Number)


5889 Bridgetown Road, Cincinnati, Ohio               45348-3199
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (513) 574-3322

                                 N/A
(Former name or former address, if changed since last report)


Item 5.  Other Events

On April 16, 1998, OHSL Financial Corp. issued a press release announcing its earnings for the three-month period ended March 31, 1998.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press release of OHSL Financial Corp., dated April 16, 1998.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      OHSL FINANCIAL CORP.

                                /s/ Kenneth L. Hanauer
Date: April 20, 1998       By: _________________________________
                                      Kenneth L. Hanauer
                                      President and Chief
                                      Executive Officer

                        EXHIBIT 99.1
Headline: OHSL FINANCIAL ANNOUNCES RECORD FIRST QUARTER EARNINGS

Text:     Cincinnati, Ohio, April 16, 1998 -- OHSL Financial Corp.
(NASDAQ:OHSL), the parent company of Oak Hills Savings and Loan Company, F.A., today announced earnings for the three month period ended March 31, 1998. Net income for the period ended March 31, 1998 totaled $563,000 compared to $525,000 for the same period in 1997, an increase of $38,000 or 7.2%. Earnings per share for the three months ended March 31, 1998 totaled $0.47 compared to $0.44 for the same period in 1997.

Net interest income for the three months ended March 31, 1998 totaled $1,889,000 compared to $1,814,000 for 1997, an increase of $75,000 or 4.1%.

Kenneth L. Hanauer, President and Chief Executive Officer of OHSL Financial Corp., commented "Our first quarter results reflect a solid performance. These earnings represent an increase of $38,000 over the net income for the same quarter of 1997, which was our best quarter ever, to date. We are very pleased to have bettered our previous earnings record, especially in light of the flat interest rate environment which presently exists. Management has taken certain strategic steps within the first quarter of 1998, including the sale of certain low-yielding fixed rate mortgage loans and the restructuring of our borrowed money, in order to reduce the Company's exposure to interest rate risk and to lock in favorable interest rate spreads. We believe these steps will prove to be beneficial as we proceed throughout 1998. We're confident that 1998 will be a favorable year for OHSL and its shareholders."

OHSL's subsidiary, Oak Hills Savings and Loan Company, F.A., offers traditional community bank services to its individual and business customers through its five offices located in western Hamilton County, Ohio, as well as mutual funds, annuity products and financial planning services through its affiliation with Cox Financial.

Contact:  Patrick J. Condren, CFO of OHSL Financial Corp. at (513)
574-3322.

                  OHSL FINANCIAL CORP.
                      (unaudited)


                                    Three months ended March 31:

CONSOLIDATED RESULTS OF OPERATIONS      1998              1997
                                        (000)             (000)

Interest income                         4642              4223
Interest expense                        2753              2409
      Net interest income               1889              1814
Provision for loan losses                  7                16
      Net interest income after
      provision                           1882              1798
Noninterest income                       178                76
Noninterest expense                     1158              1064
      Net income before tax provision    902               810
Provision for income taxes               339               285
      Net income                         563               525

EARNINGS PER SHARE                     $0.47             $0.44

DILUTED EARNINGS PER SHARE             $0.46             $0.43

BOOK VALUE PER SHARE (END OF PERIOD)  $21.84            $21.00


CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

                                     March 31          Dec. 31
                                       1998             1997
                                       (000)            (000)

Cash and cash equivalents              15587            16224
Investments - held to maturity         50422            33854
Investments - available for sale       10533            10774
Loans receivable                      166747           171768
Other assets                            7885             6285
                                      ______           ______
                                      251174           238905
                                      ______           ______
                                      ______           ______


Deposits                              187859           184690
Advances from Federal Home Loan Bank   34889            26570
Other Liabilities                       1942             1613
                                      ______           ______
Total Liabilities                     224690           212873

Stockholders' equity                   26484            26032
                                      ______           ______
Total liabilities and equity          251174           238905
                                      ______           ______
                                      ______           ______
CONTACT:    Patrick J. Condren, CFO of OHSL Financial Corp. at
(513) 574-3322